Exhibit 99.1
Penumbra, Inc. Reports Second Quarter 2021 Financial Results

ALAMEDA, Calif., August 9, 2021 /PR Newswire/ - Penumbra, Inc. (NYSE: PEN), a global healthcare company focused on innovative therapies, today reported financial results for the second quarter ended June 30, 2021.

•Revenue of $184.3 million in the second quarter of 2021, an increase of 75.3%, or 72.7% in constant currency1, compared to the second quarter of 2020.
Second Quarter 2021 Financial Results
Total revenue increased to $184.3 million for the second quarter of 2021 compared to $105.1 million for the second quarter of 2020, an increase of 75.3%, or 72.7% on a constant currency basis. The United States represented 70% of total revenue and international represented 30% of total revenue for the second quarter of 2021. Revenue from sales of vascular products grew to $100.7 million for the second quarter of 2021, an increase of 117.6%, or 115.8% on a constant currency basis. Revenue from sales of neuro products grew to $83.6 million for the second quarter of 2021, an increase of 42.0%, or 38.8% on a constant currency basis.
Gross profit was $118.7 million, or 64.4% of total revenue, for the second quarter of 2021, compared to $64.9 million, or 61.8% of total revenue, for the second quarter of 2020.
Total operating expenses for the second quarter of 2021 were $108.4 million, or 58.8% of total revenue. This compares to total operating expenses of $82.6 million, or 78.6% of total revenue, for the second quarter of 2020. R&D expenses were $17.7 million for the second quarter of 2021, compared to $22.7 million for the second quarter of 2020. SG&A expenses were $90.6 million for the second quarter of 2021, compared to $59.9 million for the second quarter of 2020.
Operating income for the second quarter of 2021 was $10.3 million. This compares to an operating loss of $17.6 million for the second quarter of 2020.
Updated Full Year 2021 Financial Outlook
The Company is increasing its guidance for 2021 total revenue to be in the range of $720 million to $730 million, which represents 28% to 30% growth over 2020 revenue of $560.4 million. This new range compares to the previous range of $695 million to $705 million.
Webcast and Conference Call Information
Penumbra, Inc. will host a conference call to discuss the second quarter 2021 financial results after market close on Monday, August 9, 2021 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing (833) 350-1434 for domestic and international callers (conference id: 1699031), or the webcast can be accessed on the “Events” section under the “Investors” tab of the Company’s website at: www.penumbrainc.com. The webcast will be available on the Company’s website for at least two weeks following the completion of the call.
About Penumbra
Penumbra, Inc., headquartered in Alameda, California, is a global healthcare company focused on innovative therapies. Penumbra designs, develops, manufactures and markets novel products and has a broad portfolio that addresses challenging medical conditions in markets with significant unmet need. Penumbra sells its products to hospitals and healthcare providers primarily through its direct sales organization in the United States, most of Europe, Canada and Australia, and through distributors in select international markets. The Penumbra logo is a trademark of Penumbra, Inc. For more information, visit www.penumbrainc.com.

1See “Non-GAAP Financial Measures” for important information about our use of non-GAAP measures.

Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures in this press release: a) non-GAAP net income (loss) and non-GAAP diluted earnings per share (“EPS”) and b) constant currency.

Non-GAAP net income (loss) and non-GAAP diluted EPS. The Company defines non-GAAP net income (loss) as net income attributable to Penumbra, Inc. excluding the effects of the impairment loss on an indefinite-lived intangible asset and the excess tax benefits associated with share-based compensation arrangements. The Company defines non-GAAP diluted EPS as GAAP diluted EPS, excluding the effects of the same items above.

Constant Currency. The Company’s constant currency revenue disclosures estimate the impact of changes in foreign currency rates on the translation of the Company’s current period revenue as compared to the applicable comparable period in the prior year. This impact is derived by taking the current local currency revenue and translating it into U.S. dollars based upon the foreign currency exchange rates used to translate the local currency revenue for the applicable comparable period in the prior year, rather than the actual exchange rates in effect during the current period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Full reconciliation of these non-GAAP measures to the most comparable GAAP measures is set forth in the tables below.

Our management believes the non-GAAP financial measures disclosed in this press release are useful to investors in assessing the operating performance of our business and provide meaningful comparisons to prior periods and thus a more complete understanding of our business than could be obtained absent this disclosure. Specifically, we consider the change in constant currency revenue as a useful metric as it provides an alternative framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. We consider non-GAAP net income (loss) and non-GAAP diluted EPS useful metrics as they provide an alternative framework for assessing how our underlying business performed excluding the impairment loss on indefinite-lived intangible asset and the excess tax benefits associated with share-based compensation arrangements.

The non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as alternatives to GAAP measures. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: the impact of the COVID-19 pandemic on our business, results of operations and financial condition; failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; and potential adverse regulatory actions. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Penumbra, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$82,277	$69,670
Marketable investments	156,722	195,162
Accounts receivable, net	136,610	114,608
Inventories	254,977	219,527
Prepaid expenses and other current assets	22,526	18,735
Total current assets	653,112	617,702
Property and equipment, net	50,854	48,169
Operating lease right-of-use assets	92,791	41,192
Finance lease right-of-use assets	37,031	38,065
Intangible assets, net	9,895	10,639
Goodwill	8,109	8,372
Deferred taxes	47,670	50,139
Other non-current assets	10,756	8,705
Total assets	$910,218	$822,983
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,712	$14,109
Accrued liabilities	86,503	85,795
Current operating lease liabilities	6,347	4,697
Current finance lease liabilities	1,484	1,331
Total current liabilities	108,046	105,932
Non-current operating lease liabilities	94,444	44,183
Non-current finance lease liabilities	26,691	27,066
Other non-current liabilities	7,661	8,014
Total liabilities	236,842	185,195
Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	616,874	598,299
Accumulated other comprehensive income	329	2,541
Retained earnings	61,689	40,622
Total Penumbra, Inc. stockholders’ equity	678,928	641,498
Non-controlling interest	(5,552)	(3,710)
Total stockholders’ equity	673,376	637,788
Total liabilities and stockholders’ equity	$910,218	$822,983

Penumbra, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$184,258	$105,109	$353,462	$242,438
Cost of revenue	65,572	40,179	123,439	89,499
Gross profit	118,686	64,930	230,023	152,939
Operating expenses:
Research and development	17,738	22,725	35,814	35,671
Sales, general and administrative	90,636	59,854	170,434	134,307
Total operating expenses	108,374	82,579	206,248	169,978
Income (loss) from operations	10,312	(17,649)	23,775	(17,039)
Interest income, net	299	108	779	407
Other (expense) income, net	(408)	511	(1,884)	(1,144)
Income (loss) before income taxes	10,203	(17,030)	22,670	(17,776)
Provision for (benefit from) income taxes	1,904	(4,129)	3,445	(5,763)
Consolidated net income (loss)	$8,299	$(12,901)	$19,225	$(12,013)
Net loss attributable to non-controlling interest	(932)	(941)	(1,842)	(1,478)
Net income (loss) attributable to Penumbra, Inc.	$9,231	$(11,960)	$21,067	$(10,535)

Net income (loss) attributable to Penumbra, Inc. per share:
Basic	$0.25	$(0.34)	$0.58	$(0.30)
Diluted	$0.25	$(0.34)	$0.56	$(0.30)
Weighted average shares outstanding:
Basic	36,523,011	35,400,542	36,489,548	35,221,727
Diluted	37,582,348	35,400,542	37,564,881	35,221,727

Penumbra, Inc.
Reconciliation of GAAP Net Income (Loss) and GAAP Diluted EPS to Non-GAAP Net Income (Loss) and Non-GAAP Diluted EPS1
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30, 2021		Three Months Ended June 30, 2020		Six Months Ended June 30, 2021		Six Months Ended June 30, 2020
	Net income	Diluted EPS	Net loss	Diluted EPS	Net income	Diluted EPS	Net loss	Diluted EPS
GAAP net income (loss)	$9,231	$0.25	$(11,960)	$(0.34)	$21,067	$0.56	$(10,535)	$(0.30)
GAAP net income (loss) includes the effect of the following items:
Impairment loss on indefinite-lived intangible asset	—	—	2,500	0.07	—	—	2,500	0.07
Excess tax benefits related to stock compensation awards	(1,403)	(0.04)	(1,320)	(0.03)	(3,186)	(0.08)	(2,802)	(0.08)
Non-GAAP net income (loss)	$7,828	$0.21	$(10,780)	$(0.30)	$17,881	$0.48	$(10,837)	$(0.31)

Penumbra, Inc.
Reconciliation of Revenue Growth by Geographic Regions to Constant Currency Revenue Growth1
(unaudited)
(in thousands)

	Three Months Ended June 30,		Reported Change		FX Impact	Constant Currency Change
	2021	2020	$	%	$	$	%
United States	$128,402	$78,043	$50,359	64.5%	$—	$50,359	64.5%
International	55,856	27,066	28,790	106.4%	(2,758)	26,032	96.2%
Total	$184,258	$105,109	$79,149	75.3%	$(2,758)	$76,391	72.7%

	Six Months Ended June 30,		Reported Change		FX Impact	Constant Currency Change
	2021	2020	$	%	$	$	%
United States	$248,472	$173,817	$74,655	43.0%	$—	$74,655	43.0%
International	104,990	68,621	36,369	53.0%	(5,057)	31,312	45.6%
Total	$353,462	$242,438	$111,024	45.8%	$(5,057)	$105,967	43.7%
Penumbra, Inc.
Reconciliation of Revenue Growth by Product Categories to Constant Currency Revenue Growth1
(unaudited)
(in thousands)

	Three Months Ended June 30,		Reported Change		FX Impact	Constant Currency Change
	2021	2020	$	%	$	$	%
Vascular	$100,684	$46,272	$54,412	117.6%	$(845)	$53,567	115.8%
Neuro	83,574	58,837	24,737	42.0%	(1,913)	22,824	38.8%
Total	$184,258	$105,109	$79,149	75.3%	$(2,758)	$76,391	72.7%

	Six Months Ended June 30,		Reported Change		FX Impact	Constant Currency Change
	2021	2020	$	%	$	$	%
Vascular	$189,849	$105,525	$84,324	79.9%	$(1,656)	$82,668	78.3%
Neuro	163,613	136,913	26,700	19.5%	(3,401)	23,299	17.0%
Total	$353,462	$242,438	$111,024	45.8%	$(5,057)	$105,967	43.7%

1See “Non-GAAP Financial Measures” above for important information about our use of non-GAAP measures and further information about our non-GAAP net income (loss) and non-GAAP diluted EPS measures and our use of constant currency.

Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com
Source: Penumbra, Inc.